Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Strong Third Quarter 2021 Results

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Highlights

●Third quarter U.S. GAAP earnings per diluted share of 54 cents vs. 72 cents in 2020 (includes group annuity purchase settlement accounting and other business consolidation items of 40 cents and 17 cents, respectively)
●Third quarter comparable earnings per diluted share of 94 cents vs. 89 cents in 2020
●Third quarter volume growth in North America and EMEA offset by lower South America demand due to unfavorable weather and difficult year-over-year comparisons; year-to-date global beverage can volumes up 7%
●Strong aerospace contracted and won-not-booked backlog of $2.8 billion and $5.1 billion, respectively
●Total financial benefit of strong underlying demand muted by indirect supply chain costs and inefficiencies
●Expanding 2021 return of value to shareholders to $1 billion, in addition to deploying in excess of $1.5 billion in capital investments; anticipate returning $2 billion to shareholders in 2022 via share repurchases and dividends
●Positioned to exceed long-term diluted earnings per share growth goal of 10 to 15%

WESTMINSTER, Colo., November 4, 2021 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, third quarter 2021 net earnings attributable to the corporation of $179 million (including net after-tax charges of $134 million, or 40 cents per diluted share for business consolidation and other non-comparable items), or 54 cents per diluted share, on sales of $3.6 billion, compared to $241 million net earnings attributable to the corporation, or 72 cents per diluted share (including net after-tax charges of $56 million, or 17 cents per diluted share for business consolidation and other non-comparable items), on sales of $3.1 billion in 2020. Results for the first nine months of 2021 were net earnings attributable to the corporation of $581 million, or $1.75 per diluted share, on sales of $10.1 billion compared to $358 million, or $1.08 per diluted share, on sales of $8.7 billion for the first nine months of 2020.

Ball’s third quarter and year-to-date 2021 comparable earnings per diluted share were 94 cents and $2.52, respectively, versus third quarter and year-to-date 2020 comparable earnings per diluted share of 89 cents and $2.15, respectively.

Details of comparable segment earnings, business consolidation activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

“During the quarter, the company increased comparable earnings per diluted share by 6%, managed numerous supply chain inefficiencies and continued to hire and position talent to support multi-year growth initiatives. Underlying demand for our sustainable aluminum packaging portfolio and aerospace technologies continues to outstrip supply, and our various growth projects around the world are supported by long-term contracts for committed volume with effective cost recovery mechanisms. Coupled with the successful startup of these new facilities, we are well positioned to meaningfully grow our long-term diluted earnings per share, EVA dollars, cash from operations and return significant value to our shareholders over time in the form of dividends and share repurchases,” said John A. Hayes, chairman and chief executive officer.

“Positive momentum continues across the entire company despite unprecedented impacts to our customers’ and suppliers’ supply chains. Our focus remains on our employees’ safety, training and development, and delivering EVA-enhancing returns on capital through profitably supporting our customers’ growth as they increasingly focus on the circularity of their products,” said Daniel W. Fisher, president.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for the third quarter 2021 were $186 million on sales of $1.5 billion compared to $209 million on sales of $1.3 billion in 2020. For the first nine months, comparable segment operating earnings were $519 million on sales of $4.3 billion compared to $544 million on sales of $3.8 billion during the same period in 2020. Year-over-year sales reflect higher shipments, the contractual pass through of higher aluminum costs and improved price/mix.

Third quarter comparable segment earnings reflect 1% volume growth, the benefits from new contractual terms and specialty mix more than offset by the impact of low finished goods inventory throughout the quarter, startup costs associated with three new manufacturing plants and timing of contractual non-aluminum input cost recovery. In advance of new capacity being ramped to production speeds and annual contractual provisions recover non-aluminum inflationary costs, operational impacts and inefficiencies are expected to persist through the end of the year.

Demand for aluminum beverage packaging continues to outstrip supply across North America. The company’s new Glendale, Arizona, facility successfully started up its fourth line during the quarter, and the new Pittston, Pennsylvania, facility started up its third beverage can production line late in the third quarter. Project execution is on target and recently announced additional capacity investments in Nevada and North Carolina will serve long-term committed volume with global and regional strategic customers serving all beverage categories.

The company’s new aluminum end manufacturing facility in Bowling Green, Kentucky, recently started production and full-year 2021 startup costs are still anticipated to be in the range of $50 million.

Beverage Packaging, EMEA

Beverage packaging, EMEA, comparable segment operating earnings for third quarter were $125 million on sales of $937 million compared to $117 million on sales of $809 million in 2020. For the first nine months, comparable segment operating earnings were $349 million on sales of $2.6 billion compared to $248 million on sales of $2.2 billion during the same period in 2020. Year-over-year sales reflect higher shipments and the contractual pass through of higher aluminum costs.

Third quarter comparable segment earnings reflect 4% segment volume growth, higher specialty mix and strong year-over-year consumption trends across Europe. Packaging mix shift to sustainable aluminum cans continues, and demand is outstripping supply. Intermittent supply chain disruptions across the region were effectively managed during the quarter. Contractual provisions and management practices are also in place to minimize potential impacts during the current escalating cost environment. Line speed ups and greenfield projects in the U.K., Russia and Czech Republic supported by long-term contracts are on track and will enable growing demand for aluminum beverage cans in 2021 and beyond.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for third quarter were $74 million on sales of $462 million compared to $64 million on sales of $432 million in 2020. For the first nine months, comparable segment operating earnings were $245 million on sales of $1.4 billion compared to $173 million on sales of $1.2 billion during the same period in 2020. Year-over-year third quarter sales reflect the contractual pass through of higher aluminum costs offset by lower shipments.

Segment volume ended the quarter down 18% compared to significantly higher third quarter 2020 volumes, which were up 30% versus the third quarter of 2019 due to timing effects related to the COVID-19 pandemic. Third quarter 2021 earnings reflect favorable price/mix and solid operating performance offset by unfavorable weather in July and August across South America. In Brazil, underlying demand remains strong and customer demand inflected upward in September and is expected to be strong throughout the busy fourth quarter summer selling season.

To support long-term contracted volume growth and can-filling investments across South America, the previously announced multi-line facility in Frutal, Brazil, recently began production and additional investments across our existing South American footprint continue.

Aerospace

Aerospace comparable segment operating earnings for the third quarter were $46 million on sales of $498 million compared to $44 million on sales of $451 million in 2020. For the first nine months, comparable segment operating earnings were $115 million on sales of $1.4 billion compared to $114 million on sales of $1.3 billion during the same period in 2020. Contracted backlog ended the quarter at $2.8 billion and contracts won, but not yet booked into contracted backlog was $5.1 billion.

Segment results reflect moderation in the inefficiencies created from certain customer supply-chain disruptions. The company continues to win defense, climate change and Earth-monitoring contracts to provide mission-critical programs and technologies to U.S. government, defense, intelligence, and reconnaissance and surveillance customers. New contracts booked late in the second quarter ramped quickly and hiring to support future growth and multiple projects to expand manufacturing capacity, test capabilities, engineering, and support workspace remain on track in 2021.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and investments in the company’s new aluminum cup business continue to be reported in other non-reportable.

Third quarter and year-to-date results reflect higher year-over-year undistributed corporate expenses and marketing costs associated with the aluminum cup national retail launch and its return to venues and stadiums across the United States. During the quarter, the company’s global aluminum aerosol volumes increased 15% versus 2020, and customers continue to pursue sustainable personal care packaging solutions including the company’s new Infinity aluminum bottle and refillable aluminum bottles for new categories.

Outlook

“Despite intermittent disruptions and cost inflections across direct and indirect supply chains, the company is well-positioned for long-term growth and cost/price recovery. Our businesses’ resiliency, financial strength and flexibility provide the opportunity to accelerate return of value to shareholders, grow cash from operations, earnings, EVA dollars and effectively manage the business during evolving economic environments. We look forward to investing in more organic growth opportunities and returning even more to our shareholders in the future as our cash from operations continues to accelerate,” said Scott C. Morrison, executive vice president and chief financial officer.

“We continue to perform well despite the previously mentioned supply chain disruptions, inefficiencies and costs. Our Drive for 10 vision, enduring culture, talented team, capital allocation discipline and strong demand for our sustainable packaging and technologies will enable our long-term growth. In 2021 and beyond, we look forward to growing our cash from operations and EVA dollars on an even larger capital base while returning capital to our shareholders and exceeding our long-term diluted earnings per share growth goal of at least 10 to 15%,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 21,500 people worldwide and reported 2020 net sales of $11.8 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its third quarter 2021 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-381-7839. International callers should dial 212-231-2936. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/uds5wzep

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on November 4, 2021, until 11 a.m. Mountain time on November 11, 2021. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21998140. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and shelter-in-place orders in any country or jurisdiction affecting goods produced by us or in our supply chain, including imported raw materials; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the Company as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, ESG reporting, competition, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; rates of return on assets of the Company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on our operating results and business generally.

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Condensed Financial Statements (Third Quarter 2021)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2021	2020	2021	2020

Net sales	$3,553	$3,093	$10,137	$8,679

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,851)	(2,430)	(8,104)	(6,875)
Depreciation and amortization	(175)	(160)	(515)	(499)
Selling, general and administrative	(148)	(121)	(471)	(363)
Business consolidation and other activities	(141)	(8)	(136)	(235)
	(3,315)	(2,719)	(9,226)	(7,972)

Earnings before interest and taxes	238	374	911	707

Interest expense	(68)	(68)	(201)	(206)
Debt refinancing and other costs	(1)	(1)	(1)	(41)
Total interest expense	(69)	(69)	(202)	(247)
Earnings before taxes	169	305	709	460
Tax (provision) benefit	2	(73)	(146)	(92)
Equity in results of affiliates, net of tax	8	8	18	(13)

Net earnings	179	240	581	355

Net loss attributable to noncontrolling interests, net of tax	-	1	-	3

Net earnings attributable to Ball Corporation	$179	$241	$581	$358

Earnings per share:
Basic	$0.55	$0.74	$1.78	$1.10
Diluted	$0.54	$0.72	$1.75	$1.08

Weighted average shares outstanding (000s):
Basic	325,876	326,549	327,097	325,965
Diluted	331,595	332,654	332,938	332,152

Condensed Financial Statements (Third Quarter 2021)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2021	2020

Cash Flows from Operating Activities:
Net earnings	$581	$355
Depreciation and amortization	515	499
Business consolidation and other activities	136	235
Deferred tax provision (benefit)	34	(23)
Other, net	(142)	7
Changes in working capital	(248)	(728)
Cash provided by (used in) operating activities	876	345
Cash Flows from Investing Activities:
Capital expenditures	(1,204)	(683)
Business acquisitions	-	(69)
Business dispositions	111	(17)
Other, net	(11)	18
Cash provided by (used in) investing activities	(1,104)	(751)
Cash Flows from Financing Activities:
Changes in borrowings, net	846	(243)
Net issuances (purchases) of common stock	(325)	(69)
Dividends	(164)	(149)
Other, net	(30)	(60)
Cash provided by (used in) financing activities	327	(521)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(22)	(96)
Change in cash, cash equivalents and restricted cash	77	(1,023)
Cash, cash equivalents and restricted cash - beginning of period	1,381	1,806
Cash, cash equivalents and restricted cash - end of period	$1,458	$783

Condensed Financial Statements (Third Quarter 2021)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2021	2020

Assets
Current assets
Cash and cash equivalents	$1,446	$771
Receivables, net	2,489	1,772
Inventories, net	1,638	1,309
Other current assets	344	173
Total current assets	5,917	4,025
Property, plant and equipment, net	6,170	4,895
Goodwill	4,407	4,401
Intangible assets, net	1,732	1,897
Other assets	1,906	1,754

Total assets	$20,132	$16,972

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$762	$31
Payables and other accrued liabilities	5,369	3,733
Total current liabilities	6,131	3,764
Long-term debt	7,755	7,679
Other long-term liabilities	2,481	2,576
Equity	3,765	2,953

Total liabilities and equity	$20,132	$16,972

Notes to the Condensed Financial Statements (Third Quarter 2021)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, including Russia, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those regions.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers; a non-reportable segment that manufactures and sells extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings. In the third quarter of 2021, Ball closed the sale of its minority-owned investment in South Korea. Consideration for the transaction was cash of $120 million, of which $110 million has been received, and is presented in business dispositions in cash flows from investing activities in Ball’s unaudited condensed consolidated statements of cash flows. The remaining $10 million will be received on or before December 31, 2022, and is presented in other assets on Ball’s unaudited condensed consolidated balance sheets.

Notes to the Condensed Financial Statements (Third Quarter 2021)

1. Business Segment Information (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2021	2020	2021	2020

Net sales
Beverage packaging, North and Central America	$1,519	$1,327	$4,339	$3,775
Beverage packaging, EMEA	937	809	2,639	2,177
Beverage packaging, South America	462	432	1,401	1,166
Aerospace	498	451	1,381	1,321
Reportable segment sales	3,416	3,019	9,760	8,439
Other	137	74	377	240
Net sales	$3,553	$3,093	$10,137	$8,679

Comparable operating earnings
Beverage packaging, North and Central America	$186	$209	$519	$544
Beverage packaging, EMEA	125	117	349	248
Beverage packaging, South America	74	64	245	173
Aerospace	46	44	115	114
Reportable segment comparable operating earnings	431	434	1,228	1,079

Other (a)	(14)	(15)	(67)	(26)
Comparable operating earnings	417	419	1,161	1,053
Reconciling items
Business consolidation and other activities	(141)	(8)	(136)	(235)
Amortization of acquired Rexam intangibles	(38)	(37)	(114)	(111)
Earnings before interest and taxes	$238	$374	$911	$707

(a)	Includes undistributed corporate expenses, net, of $17 million and $13 million for the three months ended September 30, 2021 and 2020, respectively, and $71 million and $33 million for the nine months ended September 30, 2021 and 2020, respectively.

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Notes to the Condensed Financial Statements (Third Quarter 2021)

2. Non-U.S. GAAP Measures (continued)

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.investors.ball.com under the “FINANCIALS” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2021	2020	2021	2020

Net earnings attributable to Ball Corporation	$179	$241	$581	$358
Business consolidation and other activities	141	8	136	235
Amortization of acquired Rexam intangibles	38	37	114	111
Share of equity method affiliate non-comparable costs, net of tax	(3)	1	3	31
Debt refinancing and other costs	1	1	1	41
Noncontrolling interest share of non-comparable costs, net of tax	-	-	-	1
Non-comparable tax items	(43)	9	5	(62)
Comparable Net Earnings	$313	$297	$840	$715
Comparable diluted earnings per share	$0.94	$0.89	$2.52	$2.15

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2021	2020	2021	2020

Net earnings attributable to Ball Corporation	$179	$241	$581	$358
Net loss attributable to noncontrolling interests, net of tax	-	(1)	-	(3)
Net earnings	179	240	581	355
Equity in results of affiliates, net of tax	(8)	(8)	(18)	13
Tax provision (benefit)	(2)	73	146	92
Earnings before taxes	169	305	709	460
Total interest expense	69	69	202	247
Earnings before interest and taxes	238	374	911	707
Business consolidation and other activities	141	8	136	235
Amortization of acquired Rexam intangibles	38	37	114	111
Comparable Operating Earnings	$417	$419	$1,161	$1,053

Notes to the Condensed Financial Statements (Third Quarter 2021)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Nine	Add: Nine
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	September 30,	September 30,	September 30,
($ in millions, except ratios)	2020	2020	2021	2021

Net earnings attributable to Ball Corporation	$585	$358	$581	$808
Add: Net loss attributable to noncontrolling interests, net of tax	(3)	(3)	-	-
Net earnings	582	355	581	808
Less: Equity in results of affiliates, net of tax	6	13	(18)	(25)
Add: Tax provision (benefit)	99	92	146	153
Earnings before taxes	687	460	709	936
Add: Total interest expense	316	247	202	271
Earnings before interest and taxes (EBIT)	1,003	707	911	1,207
Add: Business consolidation and other activities (a)	262	235	136	163
Add: Amortization of acquired Rexam intangibles (a)	150	111	114	153
Comparable Operating Earnings	1,415	1,053	1,161	1,523
Add: Depreciation and amortization	668	499	515	684
Less: Amortization of acquired Rexam intangibles (a)	(150)	(111)	(114)	(153)
Comparable EBITDA	$1,933	$1,441	$1,562	$2,054

Total interest expense	$(316)	$(247)	$(202)	$(271)
Less: Debt refinancing and other costs	41	41	1	1
Interest expense	$(275)	$(206)	$(201)	$(270)

Total debt at period end				$8,517
Less: Cash and cash equivalents				(1,446)
Net Debt				$7,071

Comparable EBITDA/Interest Expense (Interest Coverage)				7.6	x
Net Debt/Comparable EBITDA				3.4	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Third Quarter 2021)

3. Non-Comparable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2021	2020	2021	2020

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$-	$-	$-	$(2)
Individually insignificant items	-	-	(1)	(2)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(7)	(21)	(20)
Total beverage packaging, North and Central America	(7)	(7)	(22)	(24)

Beverage packaging, EMEA
Business consolidation and other activities
Facility closure costs (1)	(2)	(2)	(5)	(7)
Individually insignificant items	-	-	-	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(16)	(16)	(49)	(47)
Total beverage packaging, EMEA	(18)	(18)	(54)	(55)

Beverage packaging, South America
Business consolidation and other activities
Facility closure costs (1)	(4)	-	(4)	-
Brazilian indirect taxes (2)	-	4	22	4
Individually insignificant items	(5)	(1)	(7)	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(42)	(42)
Total beverage packaging, South America	(23)	(11)	(31)	(43)

Other
Business consolidation and other activities
Pension settlements (3)	(130)	(5)	(130)	(102)
Rexam acquisition related compensation arrangements	-	-	-	(6)
Goodwill impairment charges in beverage packaging, other segment	-	-	-	(62)
Reversal of certain provisions in beverage packaging, other segment	-	-	-	11
Loss from sale of and subsequent adjustment to selling price of steel food and steel aerosol business	-	-	-	(15)
Loss on sale of China business and related costs	-	-	-	(23)
Sale of equity method investment in South Korea (4)	-	-	(5)	-
Individually insignificant items	-	(4)	(6)	(25)
Other non-comparable items
Share of equity method affiliate non-comparable costs, net of tax (5)	3	(1)	(3)	(31)
Noncontrolling interest's share of non-comparable costs (income), net of tax	-	-	-	(1)
Amortization of acquired Rexam intangibles	(1)	-	(2)	(2)
Debt extinguishment and refinance costs	(1)	(1)	(1)	(41)
Total other	(129)	(11)	(147)	(297)

Notes to the Condensed Financial Statements (Third Quarter 2021)

Total business consolidation and other activities	(141)	(8)	(136)	(235)
Total other non-comparable items	(36)	(39)	(118)	(184)
Total non-comparable items	(177)	(47)	(254)	(419)

Impact of U.K. tax rate change (6)	-	(18)	(57)	(18)
Discrete non-comparable tax items	(3)	(3)	(4)	(12)
Tax effect on business consolidation and other activities	35	1	26	45
Tax effect on other non-comparable items	11	11	30	47
Total non-comparable tax items	43	(9)	(5)	62
Total non-comparable items, net of tax	$(134)	$(56)	$(259)	$(357)

(1)	The company recorded charges and revisions to previous estimates for the costs of employee severance and benefits and facility shutdown costs related to plant closures and restructuring activities.

(2)	Due to a favorable ruling by the Brazilian Supreme Court in the second quarter of 2021 in relation to ICMS “tax on tax,” the company recorded a gain associated with prior year tax credits.

(3)	The company completed the purchase of non-participating group annuity contracts for benefit obligations related to certain of the company’s pension plans. These purchases of annuity contracts, together with the payment of regular lump sums, triggered settlement accounting in both years.

(4)	The company sold its minority owned equity method investment in South Korea and recognized a loss.

(5)	In the third quarter of 2021, the company recorded credits from non-comparable items related to its equity method investment in Ball Metalpack. In the first quarter of 2021, the company recorded its share of equity method non-comparable items associated with its minority owned equity method investment in South Korea.
(6)	In the second quarter of 2021 and the third quarter of 2020, the company revalued its U.K. deferred tax balances as a result of enacted increases in the U.K. tax rate.